STADION INVESTMENT TRUST
FIFTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIFTH AMENDMENT, dated as of the 28th day of December, 2012, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007, October 23, 2009, June 18, 2010 and March 8, 2012 (the “Custody Agreement”) is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add funds; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Custody Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ Tina H. Bloom	By:	/s/ Michael R. McVoy
Name:	Tina H. Bloom	Name:	Michael R. McVoy
Title:	Secretary	Title:	Senior Vice President

AMENDED EXHIBIT C
to the
Custody Agreement

Fund Names

Separate Series of Stadion Investment Trust

Name of Series
Stadion Core Advantage Portfolio
Stadion Managed Portfolio
Stadion Trilogy Fund
Stadion Olympus Fund
Stadion Tactical Income Fund